Exhibit 99.1

Patrick H. Peters III Associate General Counsel and Director of Regulatory Affairs	1005 Congress Avenue, Suite 650 Austin, Texas 78701 Voice: (512) 397-3032 Fax: (512) 397-3050 patrick.peters@centerpointenergy.com

February 13, 2018

Chairman DeAnn T. Walker

Commissioner Brandy Marty Marquez

Commissioner Arthur C. D’Andrea

Public Utility Commission of Texas

1701 N. Congress Avenue

Austin, Texas 78701

Re:	Project No. 47945, Proceeding to Investigate and Address the Effects of the Tax Cuts and Jobs Act of 2017 on the Rates of Texas Investor-Owned Utility Companies

Dear Chairman Walker, Commissioner Marquez, and Commissioner D’Andrea:

CenterPoint Energy Houston Electric, LLC (“CenterPoint Energy”) appreciates the opportunity to work with Commission Staff and stakeholders over the past few weeks to identify possible ways to reflect the impacts of federal income tax legislation on the company’s rates in a timely manner. The discussions among the parties have been very productive and have resulted in an alternative proposal for the Commission’s consideration. The alternative proposal includes a series of filings to be made by the company beginning this month and culminating in the filing of a base rate application in April 2019. Those filings include:

•	A proposed revision to the interim Transmission Cost of Service (TCOS) approved in Docket No. 47610 to be filed no later than February 20, 2018. This filing will: (1) include no incremental capital additions; (2) reflect the change in the federal income tax rate in the determination of the revenue requirement; (3) reduce the company’s transmission rate base by the estimated amount of Excess Deferred Federal Income Tax (EDFIT) attributable to the change in Accumulated Deferred Federal Income Tax related to new transmission plant for the period from the last rate case through July 31, 2017; and (4) amortize estimated transmission plant EDFIT related to protected property, plant, and equipment using the Average Rate Assumption Method (ARAM). The company currently estimates that this filing will reduce the company’s transmission revenue requirement by approximately $41.6M.[1]

•	A Distribution Cost Recovery Factor (DCRF) application to be filed in April 2018. This filing will reflect the change in the federal income tax rate for the company’s distribution rate base through December 31, 2017. When the rates associated with this filing become effective, the company currently estimates the revenue requirement will be approximately $20M less than the rates that will otherwise go into effect on September 1, 2018 pursuant to the settlements of the company’s 2017 DCRF application and Advanced Metering System (AMS) reconciliation,[2] and approximately $40M less than the revenue requirement that would have been implemented on September 1, 2018 with capital additions through December 2017 at a 35% federal income tax rate.[3]

[1]	Because the revised interim TCOS application does not include additional plant investment, the stakeholders agreed the filing will not count as an interim TCOS filing for purposes of determining the allowed number of interim TCOS filings in a calendar year.
[2]	Application of CenterPoint Energy Houston Electric, LLC for Approval to Amend its Distribution Cost Recovery Factor, Docket No. 47032, Order at 6-7 (Findings of Fact 44-50) (July 28, 2017); Application of CenterPoint Energy Houston Electric, LLC for the Final Reconciliation of Advanced Metering Costs, Docket No. 47364, Order at 5 (Ordering Paragraph 2) (December 14, 2017).
[3]	While the company has worked diligently to estimate the amounts stated in this letter, CenterPoint Energy has not yet closed its books for calendar year 2017 and, therefore, has not completed the filing schedules that will determine the final amounts included in the DCRF application. For this reason, the final amounts could differ from the amounts stated herein.

•	A base rate application to be filed no later than April 30, 2019. The test year for this filing will be calendar year 2018, which will avoid the Hurricane Harvey impacts associated with a 2017 test year. CenterPoint Energy does not intend to and will not request that the Commission extend this filing deadline without the prior agreement or absence of objection from Commission Staff, the Alliance for Retail Markets, the City of Houston and Houston Coalition of Cities, the Gulf Coast Coalition of Cities, the Office of Public Utility Counsel, the Texas Coast Utilities Coalition, and Texas Industrial Energy Consumers.

CenterPoint Energy is authorized to represent that Commission Staff, the Office of Public Utility Counsel, the Alliance for Retail Markets, the City of Houston and Houston Coalition of Cities, the Gulf Coast Coalition of Cities, the Texas Coast Utilities Coalition, and the Texas Industrial Energy Consumers support the alternative proposal. Representatives of CenterPoint Energy will attend the Commission’s open meeting on February 15, 2018 and be available to address any questions you may have.

Sincerely,

/s/ Mickey S. Moon

for Patrick H. Peters III

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